AMENDED AND RESTATED AUTOMATIC INDEMNITY REINSURANCE AGREEMENT



CEDING COMPANY:   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                  (hereinafter referred to as the "Ceding Company")

REINSURER:        LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS)LIMITED
                  (hereinafter referred to as the "Reinsurer")


EFFECTIVE DATE:   July 1, 2003

AMENDMENT DATE:   May 15, 2004


Commencing on the Effective Date, the Ceding Company will submit and the Reinsurer agrees to accept the Ceding Company's Guaranteed Benefit (GB) risks as defined in Schedule A, associated with the Contracts listed in Schedule B, subject to the provisions of this Agreement.

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                                TABLE OF CONTENTS

ARTICLE I        DEFINITIONS.................................................1
ARTICLE II       AUTOMATIC REINSURANCE.......................................2
ARTICLE III      PREMIUMS, PAYMENTS, EXPENSES AND REPORTING..................3
ARTICLE IV       ERRORS......................................................5
ARTICLE V        FORMS ......................................................5
ARTICLE VI       REPRESENTATIONS, WARRANTIES AND COVENANTS...................5
ARTICLE VII      RECAPTURE PRIVILEGE.........................................6
ARTICLE VIII     AUDIT AND INSPECTION........................................7
ARTICLE IX       CONFIDENTIALITY.............................................7
ARTICLE X        INSOLVENCY..................................................8
ARTICLE XI       PARTIES TO THE AGREEMENT....................................9
ARTICLE XII      DURATION AND TERMINATION OF AGREEMENT.......................9
ARTICLE XIII     RESERVE CREDIT..............................................9
ARTICLE XIV      ARBITRATION................................................14
ARTICLE XV       DEFERRED ACQUISITION COST TAX ELECTION.....................14
ARTICLE XVI      ENTIRE AGREEMENT...........................................15
ARTICLE XVII     MISCELLANEOUS..............................................15
SCHEDULE A       GB REINSURANCE BENEFITS....................................20
SCHEDULE B       CONTRACTS WITH ACCEPTED COVERAGES......................... 22
SCHEDULE C       PREMIUM RATE SCHEDULE......................................23
SCHEDULE D       REPORTS................................................... 24
SCHEDULE E       ARBITRATION............................................... 25

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                                    ARTICLE I
                                  DEFINITIONS

Agreement means this Automatic Indemnity Reinsurance Agreement.

Base Reinsurance Premium(s) means the premium so designated and calculated as described in Schedule C.

Ceding Company means The Lincoln National Life Insurance Company.

Confidential Information means any and all information acquired by the Reinsurer or the Ceding Company prior or subsequent to the execution of this Agreement with the exception of either information readily available in the public domain or information acquired from sources other than the other party.

Contract(s) means those specific annuity contracts enumerated in Schedule B.

Effective Date is July 1, 2003.

EPRC means Reinsurer's expense, profit and risk charge, calculated as described in Article III, Section 6.

GAAP Reserve(s) means the Ceding Company's net reserves calculated using country-regionplaceU.S. Generally Accepted Accounting Principles ("GAAP") before reinsurance under this Agreement, less the Ceding Company's net reserves for GAAP purposes after reinsurance under this Agreement.

Individual Policy means a Contract issued to a contractholder.

GB means Guaranteed Benefits and refers specifically to those guaranteed minimum death benefits and guaranteed living benefits specified in Schedule A.

LNAR means the living net amount at risk and is equal to the greater of the living benefit if provided for in the Contract minus the account value and zero.

Material Change means a modification to a practice, procedure or condition that a prudent insurance executive would consider as likely to impact on experience under this Agreement.

MNAR means the mortality net amount at risk and is equal to the greater of the death benefit provided for in the Contract minus the account value and zero.

Ongoing Reinsurance Premium(s) means the premium so designated and calculated as described in Schedule C.

Reinsurer is Lincoln National Reinsurance Company (Barbados) Limited.

Statutory Reserve(s) means the Ceding Company's net reserves for Indiana insurance regulatory purposes before reinsurance under this Agreement, less the Ceding Company's net reserves for Indiana insurance regulatory purposes after reinsurance under this Agreement. For purposes of this Agreement, Statutory Reserves shall be computed on a basis consistent with the Ceding Company's Indiana insurance regulatory reporting valuation practices as of July 1, 2003. In particular, Statutory Reserves for guaranteed minimum death benefit risks issued prior to June 2, 2003 shall be computed without making a worst case assumption of maximum account value withdrawals when applying Actuarial Guideline XXXIV.

Treaty Reserve(s) means the greater of the GAAP Reserve(s) and the Statutory Reserve(s).

Trust Account means the account established pursuant to the Trust Agreement.

Trust Agreement means that trust agreement among the Reinsurer, as grantor, the Ceding Company, as beneficiary, and Bank of New York, as trustee, entered into contemporaneously with this Agreement pursuant to Article III, Section 2, including any amendments and successor agreements thereto.

Trustee means Bank of New York and its successors as trustee, if any, pursuant to the Trust Agreement.


                                   ARTICLE II
                             AUTOMATIC REINSURANCE

1.   CESSION

     Beginning with the Effective Date of this Agreement, the Ceding Company will cede and the Reinsurer will accept, subject to the limits and conditions set forth in this Agreement and the attached Schedules, reinsurance of a quota share equal to 100% of the GB risks attached to the Contracts as specified in Schedule B.

2.   COVERAGE

     This Agreement covers the Ceding Company's liability for all GB liabilities either issued or assumed by the Ceding Company, as contained in the Contracts enumerated in Schedule B. It does not include any liability arising under the Contracts other than those specifically attributable to GB claims.

3.   NEW ANNUITY CONTRACTS OR REVISIONS

     The Ceding Company may cede to the Reinsurer liability for GB claims with respect to a new annuity contract, or a revised version of an annuity contract where such revision affects the calculation of the GB risks, simply by providing the Reinsurer with written notice of such intention together with a copy of the proposed annuity contract, or revision. In addition, to the extent that Ceding Company itself reinsures GB risks of any life insurance company affiliate, the Ceding Company may automatically retrocede such GB risks to the Reinsurer by providing Reinsurer with: a) written notice of its intention to retrocede such risks; and, b) all necessary and appropriate documentation reasonably requested by the Reinsurer. Unless the Reinsurer rejects the changes in writing within thirty (30) days after receipt of the additions and revisions, such retrocessions, additions and revisions shall automatically be included in this Agreement. Schedules A and B shall be updated as necessary to reflect the addition of Contracts and revisions to Contracts covered under this Agreement. Notwithstanding the foregoing, the Reinsurer retains the right to terminate this Agreement as to new business according to the terms of
     Article XII, Section 2.


                                   ARTICLE III
                   PREMIUMS, PAYMENTS, EXPENSES AND REPORTING

1.   REINSURANCE PREMIUMS

     Both the Initial Reinsurance Premium and the Ongoing Reinsurance Premium shall be determined in accordance with Schedule C. Reinsurance premiums shall be paid quarterly in arrears.

2.   OFFSET

     Any debts or credits, regardless of how, when or where they arose or were incurred, in favor of or against either the Ceding Company or the Reinsurer shall be offset and only the balance allowed or paid. If either the Ceding Company or the Reinsurer is under formal delinquency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such delinquency proceedings. The application of this offset provision shall not be deemed to constitute diminution of liability in the event of insolvency of either party.

3.   REIMBURSEMENT OF LOSSES

      A. All reinsurance claims settlements are subject to the terms and conditions of the Individual Policy under which the Ceding Company is liable. The Reinsurer shall accept the Ceding Company's good faith settlement of all GB claims under the Contracts. When requested, the Ceding Company shall provide the Reinsurer with copies of any documentation within the Ceding Company's possession with respect to specific GB claims under the Contracts or with respect to items used to compute amounts contained in the accounting reports.

      B. The Reinsurer shall pay losses as of the end of the calendar quarter immediately following the calendar quarter when the losses are incurred.

4.   REPORTS

     Each party shall prepare periodic reports as described in Schedule D and submit these to the other party within thirty (30) days of the end of each calendar quarter. Amounts due to or from the parties shall be netted and only net amounts paid. If an amount is due the Reinsurer, it shall be paid by the due date of the report. If an amount is due the Ceding Company, it shall be paid within thirty (30) days of receipt of the report. If, subsequent to the Effective Date, either party determines that it needs additional reports from the other party, it shall provide a written request to the other party detailing its business needs for the additional report. If the other party does not object in writing within 30 days of receiving such a request, then Schedule D shall be updated to include such report in the list of those to be provided on a regular basis. The Ceding Company will provide the Reinsurer with information necessary to properly account for the business reinsured, as specified in this Agreement.

5.   LEGAL COMPLIANCE TESTING

     The Ceding Company shall, no less frequently than annually, make a determination of whether or not this Agreement has become a material reinsurance agreement as defined in Indiana Code Section 27-1-23-4(b)(3). If the Ceding Company determines that this Agreement has become a material reinsurance agreement under Indiana law, or the N.Y. Insurance Superintendent shall deny reserve credit for amounts ceded under this Agreement, the Ceding Company shall promptly notify the Reinsurer and both parties shall take all actions reasonably necessary to comply with the law.

6.   EXPENSE, PROFIT AND RISK CHARGE

     The Reinsurer will be entitled to a payment for EPRC as calculated pursuant to the terms of Schedule C, payable quarterly in arrears.

7.   TERMINAL SETTLEMENTS

     In the event this Agreement is terminated or part or all of the business reinsured under this Agreement is recaptured pursuant to Article VII, an accounting and settlement as to any balance due under this Agreement shall be undertaken by the parties. The net payment to the Ceding Company shall be an amount of cash equal to the Treaty Reserves related to the portion of the business being reclaimed by the Ceding Company less any applicable reinsurance premiums and EPRC due and not paid on the portion of the business being reclaimed plus any losses due and not paid on the portion of the business being reclaimed.

8.   CLAIMS, EXPENSES AND EXTRA-CONTRACTUAL DAMAGES

      Expenses incurred by the Ceding Company in settling, defending or investigating a claim for Individual Policy liability or in taking up or rescinding an Individual Policy reinsured under this Agreement shall be covered under this Agreement, but in no event shall the following categories of expenses or liabilities be covered under this Agreement:

       A.  routine investigative or administrative expenses;

       B. expenses incurred in connection with a dispute or contest arising arising out of the conflicting claims of entitlement to Policy proceeds or benefits which the Ceding Company admits are payable;

       C. expenses, fees, settlements or judgments arising out of, related to or in connection with claims against the Ceding Company for consequential, compensatory, punitive or exemplary damages; and

       D. expenses, fees, settlements or judgments arising out of, related to or in connection with claims against the Ceding Company and based on alleged or actual bad faith, failure to exercise good faith, or tortious conduct.

9.    ALL SETTLEMENTS IN CASH

      Notwithstanding any provision in this Agreement to the contrary, all settlements of account between the Ceding Company and the Reinsurer shall be made in cash or cash equivalents.


                                   ARTICLE IV
                                     ERRORS

This Agreement will not be abrogated by the failure of either the Ceding Company or the Reinsurer to comply with any of the terms of this Agreement if it is shown that said failure was unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Ceding Company or the Reinsurer. Both parties will be returned to the position they would have occupied had no such oversight, misunderstanding or clerical error occurred. No interest shall be paid on errors.


                                    ARTICLE V
                                     FORMS

Upon request, the Ceding Company will furnish the Reinsurer with any specimen copies of its applications, forms, and any tables of rates and values which may be required for the proper administration of the business reinsured under this Agreement, and will keep the Reinsurer informed with proper documentation as to any modifications or new forms which would be required for the proper administration of reinsurance under this Agreement.


                                   ARTICLE VI
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

1.   CHANGES TO CEDING COMPANY PROCEDURES

     Except as set forth in paragraph 2 below, during the term of this Agreement the Ceding Company shall not permit a Material Change to its, or, in the case of a retrocession permitted under this Agreement, the affiliate ceding company's:

      A. normal underwriting practices and procedures when issuing
         Contracts with GB risks, particularly with regard to policy coverages and benefits, classes of persons insured and requirements for medical examinations and other underwriting information;
      B. normal practices and procedures of investigating and administering claims; and C. method of determining any value used to compute net retained claims.

2.  CONSENT TO CHANGES IN CEDING COMPANY PROCEDURES

     The Ceding Company shall promptly notify the Reinsurer in writing of its intent to take any action which, if performed, would breach one or more of the covenants contained in paragraph 1. If the Reinsurer determines that such action would not adversely affect its economic interests under this Agreement, it shall consent in writing to the action by the Ceding Company.

3.  HOLDING COMPANY ACT

     The Ceding Company represents that it has reviewed I.C. Section 27-1-23-4 and has determined that as of the Effective Date this Agreement will not constitute a material reinsurance agreement, for purposes of that statute.


                                   ARTICLE VII
                               RECAPTURE PRIVILEGE

1. If the Agreement has been terminated as to new business by either party pursuant to Article XII Section 2, then the Ceding Company may recapture the GB risks in full and terminate this Agreement on thirty (30) days written notice to the Reinsurer.

2. The Ceding Company retains the right to recapture portions of the reinsured business at any time when the Reinsurer's cumulative EPRC equal at least $250,000 upon thirty (30) days written notice to the Reinsurer. In order to exercise this right, the Ceding Company must recapture all of the specified risks within clearly defined ranges of any combination of the following categories: attained age, duration from issue, gender, type of benefit, and amount of MNAR or LNAR. If requested by the Ceding Company, the Reinsurer agrees to provide a new reinsurance quote reflecting the then current market conditions for automatic yearly renewable term reinsurance for the business reinsured. Such quote will be provided within thirty (30) days of the notice of recapture. The Ceding Company is under no obligation to accept such quote, and any reinsurance provided under such a quote shall be subject to the negotiation and execution by both parties of a reinsurance agreement acceptable to both parties.

3. In the event that more than 50% of the stock of the Reinsurer is ever held by an individual or entity who is not affiliated with the Ceding Company, then the Ceding Company may recapture the GB risks in full and terminate this Agreement on thirty (30) days written notice to the Reinsurer. The Reinsurer is obligated to provide the Ceding Company with written notice immediately upon the transfer of 50% or more of its stock to an individual or entity who is not affiliated with the Ceding Company.



                                  ARTICLE VIII
                              AUDIT AND INSPECTION

1. The Reinsurer may audit, at any reasonable time and at its own expense, all records and procedures relating to reinsurance under this Agreement. The Ceding Company shall cooperate in the audit, including providing at the office of the Reinsurer any information requested by the Reinsurer in advance of the audit.

2. Each party, or its duly authorized representative, shall have access at any reasonable time during regular business hours to the original and any non-identical copies of all electronic and hard copy papers, books, records and documents relating or referring to, connected with or affecting reinsurance under this Agreement that are within the possession or control of the other party.



                                   ARTICLE IX
                                CONFIDENTIALITY

The Reinsurer and the Ceding Company may come into the possession or knowledge of Confidential Information of either party in fulfilling their obligations under this Agreement. The Reinsurer and the Ceding Company agree to hold such information in confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by its employees or third parties of any kind, except by advance written authorization by an officer of the Reinsurer or the Ceding Company; provided however, that the Reinsurer and the Ceding Company will be deemed to have satisfied their obligations as to the Confidential Information by protecting its confidentiality in the same manner that they would protect their own proprietary or confidential information of like kind which will be at least a reasonable manner or, if it is determined that such disclosure is necessary in order to avoid a violation or potential violation of legal obligations in accordance with the following:

If the Reinsurer or the Ceding Company, their employees, directors or advisers are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information, it will promptly notify the other party in writing. The party notified will promptly determine whether to contest such attempted discovery by legal means or to waive compliance by the notifying party with the terms of this Agreement. If, in the opinion of its counsel, the Reinsurer or the Ceding Company is subject to contempt, sanction or other penalty for failure to disclose the requested Confidential Information, it may, without violating the terms of this Agreement, disclose only that portion of the Confidential Information that counsel advises is legally required to be disclosed, provided that it exercises all reasonable efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with the Reinsurer or the Ceding Company in obtaining a protective order or other reliable assurance that the Confidential Information will be protected from redisclosure, provided, however, that all expenses of such efforts (other than allocated costs of home office employees at such location) shall be borne by the party whose confidential information is sought to be disclosed.

Notwithstanding anything in this Article IX to the contrary, both the Ceding Company and the Reinsurer (and each employee, representative, or other agent of either of them) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to either the Ceding Company or the Reinsurer relating to such tax treatment and tax structure.


                                    ARTICLE X
                                   INSOLVENCY

1. In the event of the insolvency of the Ceding Company, reinsurance shall be payable on the basis of reported claims allowed in liquidation proceedings against the Ceding Company, subject to the Reinsurer's right of offset provided in Article II, Section 2, and subject to court approval, without diminution because of the insolvency of the Ceding Company. Payments shall be made directly to the Ceding Company or its domiciliary liquidator, except as provided in N.Y. Ins. Law ss. 1308 or as provided in I.C. 27-9-3-30.1.

2. In the event of the insolvency of the Ceding Company, the domiciliary liquidator, receiver or statutory successor of the Ceding Company shall give the Reinsurer written notice of the pendency of a claim on a Contract made against the Reinsurer within a reasonable time after such claim is filed in the liquidation proceeding. During the pendency of the claim, the Reinsurer may investigate the claim and interpose in the proceeding where such claim is to be adjudicated at its own expense, any defenses that the Reinsurer considers available to the Ceding Company or its liquidator, receiver or statutory successor. If two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose a defense to the claim, the claim shall be apportioned under the terms of the reinsurance agreement as though the expense had been incurred by the Ceding Company.

3. A proportionate share of the expense thus incurred by the Reinsurer shall be charged, subject to court approval, against the Ceding Company as part of the expense of liquidation, commensurate with the benefit which may accrue to the Ceding Company as a result of the defense undertaken by the Reinsurer.

4. The Reinsurer's liability will not increase as a result of the insolvency of the Ceding Company.

5. In the event of the insolvency of the Reinsurer, the liability of the Reinsurer shall not terminate but shall continue with respect to the reinsurance ceded to the Reinsurer by the Ceding Company prior to the date of such insolvency, and the Ceding Company shall continue to have a security interest in any and all sums held by or under deposit in the name of the Reinsurer.



                                   ARTICLE XI
                            PARTIES TO THE AGREEMENT

This is an Agreement for indemnity reinsurance solely between the Ceding Company and the Reinsurer. The acceptance of reinsurance hereunder will not create any right or legal relation whatsoever between the Reinsurer and any annuitant, contract owner, beneficiary or other insurance company affiliate under any contracts of the Ceding Company which may be reinsured or retroceded hereunder. In no instance shall anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement.



                                   ARTICLE XII
                          DURATION AND TERMINATION OF
                                   AGREEMENT

1.   Except as otherwise provided, this Agreement is unlimited in duration.

2. This Agreement can be terminated for new business by either the Ceding Company or the Reinsurer, subject to thirty (30) days advance written notice.

3. The Reinsurer may terminate this Agreement if the Ceding Company breaches a covenant contained in Article VI.

4. The Ceding Company may terminate this Agreement if the Ceding Company is unable to secure reserve credit as described in Article XIII, Section 1.

5.   This Agreement is automatically terminated when all GB risks terminate.


                                  ARTICLE XIII
                                 RESERVE CREDIT

1. RESERVE CREDIT

     It is the intention of the Ceding Company and the Reinsurer that the Ceding Company receive full statutory accounting credit for reinsurance ceded to the Reinsurer pursuant to this Agreement in all jurisdictions in which the Ceding Company is authorized to do business or accredited as a reinsurer. In addition to the requirements of other provisions of this Agreement, the Reinsurer agrees to take any other steps necessary for the Ceding Company to receive such statutory accounting treatment. If, despite its best efforts, the Reinsurer is unable or fails to comply with the terms of this section, it shall immediately notify the Ceding Company, and the Ceding Company shall have the right to terminate this Agreement and recapture all reinsurance hereunder pursuant to Articles VII and XII.


2.  TRUST

    In order to meet its obligations in Article XIII, section 1, the Reinsurer shall enter into a trust agreement with the Ceding Company, as beneficiary, and Bank of New York, as Trustee, pursuant to which the Reinsurer, as grantor, shall establish a Trust Account with the Trustee for the sole use, benefit and security of the Ceding Company for the payment of valid claims of the Ceding Company's United States policyholders and ceding insurers, their assigns, and successors in interest. The Reinsurer and the Trust Account shall comply with the applicable provisions of I.C. 27-6-10-14 as well as the relevant provisions of other states' laws, including but not limited to those of the State of New York, and the Trust Account shall be managed and maintained according to the following additional terms and conditions:

    A. Prior to depositing assets with the Trustee, the Reinsurer shall execute assignments, endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, and take any other steps required in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary, negotiate any such assets without consent or signature from the Reinsurer or any other person or entity.

    B. From time to time, but no less frequently than quarterly, the Ceding Company shall deposit the Reinsurer's share of premium payments (net commissions) received by it for insuring the GB risks attributable to Contracts directly into the Trust Account. Deposit by the Ceding Company of premium payments directly into the Trust Account shall constitute payment by the Ceding Company of premiums to the Reinsurer pursuant to
        Article III, Section 1, and, subject to quarterly reconciliations, shall satisfy the Ceding Company's obligation to pay such premiums to the Reinsurer.

    C. The assets in the Trust Account shall be invested and reinvested by the Reinsurer so as to satisfy its obligation to ensure that the Ceding Company receives full statutory accounting credit for reinsurance ceded to the Reinsurer in all jurisdictions in which the Ceding Company is authorized to do business or accredited as a reinsurer. All investments shall be limited to those permitted by Title 11 New York Codes, Rules and Regulations ss. 126 and any successor thereto.

    D. If, at the end of any calendar quarter, the Treaty Reserve for the Reinsurer's share of the GB risks on the Contracts exceeds the fair market value of assets in the Trust Account, the Reinsurer shall deposit cash or securities eligible under the Reinsurer's Guidelines in an amount equal to the shortfall into the Trust Account, or furnish one or more letters of credit consistent with the terms of Article XIII, section 3. However, if at the end of any calendar quarter the fair market value of assets in the Trust Account exceeds the Treaty Reserve required for the Reinsurer's share of the GB risks, the Reinsurer may request that the Ceding Company execute a "Withdrawal Notice" (as that term is defined in the Trust Agreement) providing for an amount not greater than such excess to be withdrawn from the Trust Account by the Ceding Company and delivered to the Reinsurer, consistent with applicable legal requirements. The Ceding Company shall execute the Withdrawal Notice and forward it promptly to the Trustee. In addition, the Reinsurer shall have the discretion to add additional amounts to the Trust Account or to refrain from withdrawing excess funds from the Trust Account. All withdrawals of assets from the Trust shall be made by the Ceding Company.

    E. The Reinsurer shall pay all trustee and custodial fees for the Trust Account. Assets in the Trust Account shall not be used to pay any such fees.

    F. The Ceding Company and the Reinsurer agree that the assets in the Trust Account may be withdrawn by the Ceding Company at any time, notwith-standing any provisions in this Agreement to the contrary. In order to withdraw funds the Ceding Company shall execute a Withdrawal Notice and forward it to the Trustee. Any such withdrawals shall be applied only for the following purposes:

        (i) to reimburse the Ceding Company for the Reinsurer's share of premiums returned to the Policyholders on account of cancellations of such policies;

        (ii) to reimburse the Ceding Company for the Reinsurer's share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the policies reinsured under this Agreement;

        (iii) to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company's liabilities for policies ceded under this Agreement. Such account shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and

        (iv) to pay any other amounts the Ceding Company claims are due under this Agreement.

        The foregoing limitation on the use of withdrawn funds shall apply to the Ceding Company or any successor, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, and shall apply without diminution because of insolvency on the part of the Ceding Company or the Reinsurer.

    G. In the event: (1) the Ceding Company terminates this Agreement and recaptures the GB risks pursuant to Article VII, Section 1 but the Reinsurer fails to pay the Ceding Company the recapture settlement amount due, if any, on the next business day following the end of the recapture notification period; (2) the Ceding Company terminates this Agreement or this Agreement terminates automatically pursuant to any of the provisions set forth in Article XII; or (3) the Reinsurer fails to pay any amount for a terminal accounting and settlement when such amount is due pursuant to Article III, Section 8, the Ceding Company may withdraw all or a portion of the assets from the Trust Account simply by providing Trustee with a Withdrawal Notice.

    H. Transfers to the Ceding Company by the Trustee of cash and equivalent assets withdrawn from the Trust Account pursuant to Subsection F above shall constitute payment by the Reinsurer pursuant to this Agreement and shall discharge the Reinsurer of the obligation which gave rise to the withdrawal.

    I. The Reinsurer shall not retrocede any portion of any GB risk covered by this Agreement in a manner: (1) which would require the transfer of assets from the Trust Account or of assets which would otherwise have been deposited into the Trust Account to the retrocessionaire; or (2) which would otherwise diminish the Ceding Company's claim to or interest in such assets.

    J. Assets deposited in the Trust Account shall be valued according to their current fair market value, and shall consist only of cash, certificates of deposit, and investments of the types specified in paragraphs (1),
        (2), (3), (8) and (10) of subsection (a) of section 1404 of the New York Insurance Law, and such investments shall under no circumstances include issues made by an entity that is a parent, subsidiary or affiliate of either the Ceding Company or the Reinsurer.


3. LETTERS OF CREDIT

    A. If, for any reason, at the end of a calendar quarter the assets held in the Trust Account described in Article XIII, Section 2 are not adequate to satisfy the Reinsurer's obligation contained in Article XIII, Section 1, then the Reinsurer shall be the applicant for, and shall provide the Ceding Company with letters of credit made payable to the Ceding
        Company in an amount sufficient to meet such obligation, after taking into account the assets already contained in the Trust Account. The amount of such letters of credit shall be adjusted periodically so that the amount of such letters of credit is at least equal to the amount specified in this subsection as of the last day of each calendar quarter. Any letters of credit entered into pursuant to this subsection shall comply with all applicable laws, including but not limited to the insurance laws of the States of Indiana and New York.

    B. The Reinsured and the Ceding Company agree that any letters of credit provided by the Reinsurer may be drawn upon by the Ceding Company at any time, notwithstanding any other provisions in this Agreement, and be utilized and applied by the Ceding Company or any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:
        i. to reimburse the Ceding Company for the Reinsurer's share of premiums returned to owners of Contracts reinsured under this Agreement on account of cancellations of GB benefits;
        ii. to reimburse the Ceding Company for the Reinsurer's share of surrenders and benefits or losses paid by the Ceding Company under the terms and provisions of the Contracts reinsured under this Agreement;
        iii. to fund an account with the Ceding Company in an amount at least to the deduction, for reinsurance ceded, from the Ceding
             Company's liabilities for Contracts ceded under this Agreement; and
        iv. to pay any other amounts the Ceding Company claims are due under this Agreement.

    C. The Ceding Company agrees to return promptly to the Reinsurer any amounts drawn on such letters of credit in excess of the actual amounts required for Subparagraphs B(i), B(ii), and B(iii), above, or in the case of Subparagraph B(iv), above, any amounts that are subsequently determined to be in excess of the amounts due.

    D. Payment to the Ceding Company by the issuing banks of amounts drawn on the letters of credit pursuant to Subparagraphs B(i), B(ii) and B(iv), above, shall constitute payment by the Reinsurer pursuant to this Agreement and shall discharge the Reinsurer of the obligation which gave rise to the draw, provided however the Reinsurer may later contest whether it had failed to reimburse or pay the Ceding Company as required by this Agreement.


4. JURISDICTION ISSUES

To the extent necessary to comply with Indiana Code section 27-6-10-12 or otherwise meet its obligations pursuant to Article XIII, Section 1, the Reinsurer hereby agrees to the following:

     A. In the event that the Reinsurer fails to perform its obligations under the terms of this Agreement, the Reinsurer, at the request of the Ceding Company shall:

        (i) submit to the jurisdiction of any court with jurisdiction in any state of the country-regionplaceUnited States;

        (ii) comply with all requirements necessary to give the court described in clause (i) above jurisdiction;

        (iii) abide by the final decision of the court or of any appellate court in the event of an appeal; and

        iv) designate the commissioner or an attorney licensed in, and having offices in, StateplaceIndiana as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Ceding Company.


     B. This Article XIII, Section 4 is not intended to conflict with or override the obligation of the parties to arbitrate their disputes pursuant to Article XIV.


                                   ARTICLE XIV
                                  ARBITRATION

1.   ARBITRATION

      If the Ceding Company and the Reinsurer cannot mutually resolve a dispute regarding the interpretation or operation of this Agreement, the dispute shall be decided through arbitration as set forth in Schedule E. The arbitrators shall base their decision on the terms and conditions of this Agreement, plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There shall be no appeal from their decision, except that either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrator's decision to judgment.

2.  FEDERAL ARBITRATION ACT

     The parties intend this article to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by paragraph 1, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.



                                   ARTICLE XV
                           DEFERRED ACQUISITION COST
                                  TAX ELECTION

1. The Reinsurer and the Ceding Company each acknowledge that it is subject to taxation under Subchapter "L" of the Internal Revenue Code of 1986 (the "Code").

2. With respect to this Agreement, the Reinsurer and the Ceding Company agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations, whereby:

     A. Each party shall attach a schedule to its federal income tax return which identifies this Agreement for which the joint election under the Regulation has been made;

     B. The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for this Agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);

     C. Each party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency; and

     D. This election shall be effective for the year that this Agreement was entered into and for all subsequent years that this Agreement remains in effect.



                                   ARTICLE XVI
                                ENTIRE AGREEMENT

1. This Agreement represents the entire agreement between the parties with respect to the business being reinsured hereunder and supercedes any prior oral or written agreement between the parties regarding its subject matter.

2. Any changes or modifications to the Agreement will be null and void unless made by amendment to the Agreement and signed by both parties.

3. A waiver of a right created by this Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.


                                  ARTICLE XVII
                                 MISCELLANEOUS

1.   CURRENCY

All currency will be payable in United States dollars.

2.   HEADINGS AND SCHEDULES

Headings are not a part of this Agreement and shall not affect its terms. The attached Schedules are a part of this Agreement.

3. NOTICES

All notices and communications hereunder shall be in writing and, except in those instances when actual notice is required, shall be deemed given: (a)(i) when delivered personally, (ii) when made or given via facsimile transmission or electronic media, or (iii) when mailed by certified mail or registered mail (return receipt requested); and (b) when addressed as provided below.

All notices or communications to the Reinsurer under this Agreement shall be addressed as follows:

                  Mr. Keith J. Ryan
                  Chief Financial Officer
                  Lincoln National Reinsurance Company (Barbados) Limited 1300 S. Clinton Street
                  Fort Wayne, IN 46802-3518

All notices and communications to the Ceding Company under this Agreement shall be directed to:

                  Mr. David A. Bulin
                  Second Vice President
                  The Lincoln National Life Insurance Company
                  1300 S. Clinton Street
                  Fort Wayne, IN 46802-3518

4.    SEVERABILITY

If any term or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby.

5. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

6. SUCCESSORS AND ASSIGNS

This Agreement may not be assigned by either party without the prior written consent of the other. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

7.  COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

8. AMENDMENT OR WAIVER

No amendment or waiver of any provision of this Agreement shall be effective unless set forth in writing, signed by duly authorized officers of the parties. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

9. INTERPRETATION

For purposes of this Agreement, the words "hereof," "herein," "hereby," and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

10. INVESTIGATIONS

The Ceding Company will notify the Reinsurer immediately, in writing, of any and all investigations of the Ceding Company or its directors, principal officers or shareholders conducted by any federal, state or local governmental or regulatory agency other than routine state or federal examinations. Likewise, the Reinsurer will notify the Ceding Company immediately, in writing, of any and all investigations of the Reinsurer or its directors, principal officers or shareholders conducted by any federal, state or local governmental or regulatory agency other than routine state or federal examinations.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY



By: _________________________   Date: _______________________
      David A. Bulin
      Second Vice President




LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LIMITED



By: /s/ Keith J. Ryan           Date: March 3, 2005
      Keith J. Ryan
      Chief Financial Officer

                                    SCHEDULES



                 SCHEDULE A                GB REINSURANCE BENEFITS

                 SCHEDULE B                CONTRACTS WITH ACCEPTED COVERAGES

                 SCHEDULE C                PREMIUM RATES

                 SCHEDULE D                REPORTS

                 SCHEDULE E                ARBITRATION

                                   SCHEDULE A

                             GB REINSURANCE BENEFITS


Each contract listed in Schedule B contains one or more GB. GBs which are covered by this Agreement include the following:

     Guarantee of Principal Death Benefit
     Enhanced Guaranteed Minimum Death Benefit
     5% Step-Up Death Benefit
     Estate Enhancement Benefit
     Accumulated Benefit Enhancement
     Lincoln SmartSecurity(R) Advantage (formerly Principal Security Benefit)
        With Five Year Optional Reset
     Guaranteed Income Benefit
     Lincoln SmartSecurity(R) Advantage (formerly Principal Security Benefit)
        With One Year Automatic Reset
     4LATERSM Advantage

The GB will be calculated for various Contracts as follows:

     Guarantee of Principal Death Benefit, death benefit is the greater of:

     1)  the contract value; or

     2) the sum of all purchase payments decreased by withdrawals (including applicable charges and premium taxes incurred) in the same proportion that withdrawals (including any applicable charges and premium taxes incurred) reduced the contract value. For contracts under the dollar for dollar provision the sum of all purchase payments will be reduced by the sum of all withdrawals ' (including applicable charges and premium taxes incurred).

     Enhanced Guaranteed Minimum Death Benefit, death benefit is the greatest of:

     1)  the contract value; or

     2)  the sum of all purchase payments decreased by withdrawals
         (including applicable charges and premium taxes incurred) in the same proportion that withdrawals (including any applicable charges and premium taxes incurred) reduced the contract value. For contracts purchased prior to June 2, 2003 (or later depending upon the state) the sum of all purchase payments will be reduced by the sum of all withdrawals (including applicable charges and premium taxes incurred); or

     3) the highest contract value which the contract attains on any contract anniversary (including inception date), determined before the allocation of any purchase payments on that contract anniversary, prior to the 81st birthday of the insured. The highest contract value is increased by purchase payments and is decreased by withdrawals subsequent to that anniversary date (including applicable charges and premium taxes incurred) in the same proportion that withdrawals (including applicable charges and premium taxes incurred) reduced the contract value. For contracts purchased prior to June 2, 2003 (or later depending upon the state) the highest contract value will be reduced by the sum of all withdrawals (including applicable charges and premium taxes incurred).

     5% Step-Up Death Benefit, death benefit is the greater of:

     1) the death benefit under the Enhanced Guaranteed Minimum Death Benefit;
        or

     2) the accumulation of all purchase payments minus the accumulation of all withdrawals, including any applicable charges and premium tax incurred. These purchase payments, withdrawals, including any applicable charges and premium tax incurred are accumulated at an annual rate of 5% from the date of the transaction to the earlier of the date of death or the contract anniversary immediately preceding the insured's 81st birthday. Each transaction is accumulated separately to a maximum of 200% of the transaction. The accumulation as of the contract anniversary immediately preceding the 81st birthday of the insured will then be increased by purchase payments made on or subsequent to that contract anniversary and decreased by withdrawals, including any applicable charges and premium tax incurred, if any, on or subsequent to the contract anniversary.

     Estate Enhancement Benefit, death benefit is the greater of:

     1) the death benefit under the 5% Step-Up Death Benefit; or

     2) the contract value plus an amount equal to the enhancement rate times the lesser of: (1) the contract earnings; or (2) the covered earnings limit. If there are no contract earnings, there will not be an amount provided under this item.

        Contract earnings equals:

                1. the contract value; minus

                2. the contract value as of the effective date of this rider
                   (determined before the allocation of any purchase payments on that date); minus

                3. each purchase payment that is made to the contract on or after the effective date of the rider; plus

                4. the amount by which each withdrawal made on or after the effective date of the rider exceeded the contract earnings immediately prior to the withdrawal.

         The covered earnings limit equals 200% of:

                1. the contract value as of the effective date of this rider
                   (determined before the allocation of any purchase payments on that date); plus

                2. each purchase payment that is made to the contract on or after the effective date of the rider, prior to the contract anniversary immediately preceding the 76th birthday of the oldest of the contract owner, joint owner or annuitant; minus

                3. the amount by which each withdrawal made on or after the effective date of the rider exceeded the contract earnings immediately prior to the withdrawal.

     Accumulated Benefit Enhancement, death benefit is the greater of:

     1)  the death benefit chosen under the contract; or

     2) the sum of all purchase payment made under the new contract plus the enhancement amount minus all withdrawals, including any applicable charges and any premium tax incurred. However, if the death occurs in the first contract year, only 75% of the enhancement amount will be used to calculate this benefit.

         The enhancement amount is equal to the excess of the prior contract's documented death benefit(s) over the actual cash surrender value received by Lincoln Life. However, Lincoln will impose a limit on the prior contract's death benefit equal to the lesser of 1) 140% of the prior contract's cash value; or 2) the prior contract's cash value plus $400,000.

         In addition, if the actual cash surrender value received by Lincoln is less than 95% of the documented cash value from the prior insurance company, the prior contract's death benefit will be reduced proportionately according to the reduction in cash value amounts.

    Lincoln SmartSecurity(R) Advantage (formerly known as Principal Security
        Benefit) With Five Year Optional Reset

         This benefit provides a guarantee equal to the initial purchase payment (or contract value if elected after contract issue) as adjusted for purchase payments, step-ups and withdrawals. Access to the guaranteed amount is gained through withdrawals each benefit year until the guaranteed amount is depleted. On the effective date of the rider the annual withdrawal limit is 7% of the guaranteed amount. The annual withdrawal limit is increased by 7% of any additional purchase payment.

         If the cumulative amounts withdrawn from the contract during the benefit year are within the annual withdrawal limit then: 1) the withdrawal will reduce the guaranteed amount by the amount of the withdrawal on a dollar-for-dollar basis; and 2) the annual withdrawal limit will remain the same.

        When cumulative amounts withdrawn from the contract during the benefit year exceed the annual withdrawal limit: 1) the guaranteed amount is reduced to the lesser of the contract value immediately following the withdrawal or the guaranteed amount immediately prior to the withdrawal less the amount of the withdrawal; and 2) the annual withdrawal limit will be the lesser of: a) the annual withdrawal limit immediately prior to the withdrawal; or b) the greater of: i) 7% of the guaranteed amount immediately following the withdrawal; or ii) 7% of the contract value immediately following the withdrawal; or c) the new guaranteed amount.

        After the 5th anniversary of the rider, the contract holder may elect to reset the guaranteed amount to an amount equal to the contract value on the effective date of the election of the reset. Additional resets are permitted, but you must wait at least 5 years between each reset.

        The annual withdrawal limit will also reset after a reset of the guaranteed amount to the greater of: 1) the immediately prior annual withdrawal limit; or 2) 7% of the new (reset) guaranteed amount.

     Guaranteed Income Benefit

        The i4LIFE(R) Advantage Guaranteed Income Benefit provides that regular income payments will never be less than a guaranteed minimum amount, regardless of the actual investment performance of your contract. The guaranteed income benefit is initially equal to 75% of the initial regular income payment.

        The guaranteed income benefit is reduced by withdrawals (other than regular income payments) in the same proportion that the withdrawals reduce the account value.

        If the regular income payment would otherwise be less than the guaranteed amount, the account value will be reduced by the additional amount needed to produce the guaranteed payment. If the account value reaches zero the access period will end, but the guaranteed income benefit will continue to be paid for the remainder of the annuitant's life.

        A 4% assumed interest rate will be used to calculate the regular income benefit.

        An access period of at least 15 years must be selected to receive the guaranteed income benefit.

        If the guaranteed income benefit is purchased on or after April 10, 2006, an automatic step-up feature is included. After the periodic income commencement date, the guaranteed income benefit will automatically step-up every three years to 75% of the current regular income payment, if that result is greater than the immediately prior guaranteed income benefit. The step-up will occur on every third periodic income commencement date anniversary during a 15-year step-up period. At the end of a 15-year step-up period, the contract owner may elect a new 15-year step-up period.

    Lincoln SmartSecurity(R) Advantage (formerly known as Principal Security
        Benefit) With One Year Automatic Reset

        This benefit provides a guarantee equal to the initial purchase payment (or contract value if elected after contract issue), with automatic annual resets setting the guaranteed amount equal to the greater of the current contract value or previous guaranteed amount, as adjusted for purchase payments, step-ups and withdrawals. The automatic annual resets to the guaranteed amount will occur for the first 10 benefit anniversaries following owner election. Access to the guaranteed amount is gained through withdrawals each benefit year until the guaranteed amount is depleted. On the effective date of the rider the annual withdrawal limit is 5% of the guaranteed amount. The annual withdrawal limit is increased by 5% of any additional purchase payment.

        The annual withdrawal limit will also reset after an automatic annual reset of the guaranteed amount to the greater of: 1) the immediately prior annual withdrawal limit; or 2) 5% of the new (reset) guaranteed amount.

        If the cumulative amounts withdrawn from the contract during the benefit year are within the annual withdrawal limit thenthe withdrawal will reduce the guaranteed amount by the amount of the withdrawal on a dollar-for-dollar basis.

        When cumulative amounts withdrawn from the contract during the benefit year exceed the annual withdrawal limit: 1) the guaranteed amount is reduced to the lesser of the contract value immediately following the withdrawal or the guaranteed amount immediately prior to the withdrawal less the amount of the withdrawal; and 2) the annual withdrawal limit will be the lesser of: a) the annual withdrawal limit immediately prior to the withdrawal; or b) the greater of: i) 5% of the guaranteed amount immediately following the withdrawal; or ii) 5% of the contract value immediately following the withdrawal; or c) the new guaranteed amount.

        The guaranteed amount will automatically step-up to the contract value on each benefit year anniversary up to and including the tenth benefit year if: a) the contract owner or joint owner is still living; and b) the contract value as of the valuation date, after the deduction of any withdrawals (including charges and other deductions), the rider charge and account fee plus any purchase payments made on that date is greater than the guaranteed amount immediately preceding the valuation date.

        Anytime after the 10th anniversary of the rider, the contract holder may elect to begin a new 10 year automatic annual reset period and reset the guaranteed amount to an amount equal to the contract value on the effective date of the election of the reset. Additional owner elected resets and election of the onset of a new 10 year automatic annual reset period are permitted as long as the owner and annuitant are under age 81.

        Newer options of the Lincoln SmartSecurity(R) Advantage 1-Year have a single or joint lifetime payment option. Payment of the maximum annual withdrawal is guaranteed for the lifetime of the contract owner, or fo the lifetime of the contract owner and his or her spouse, as long as:
        1) no withdrawals are made during the waiting period; 2) the maximum annual withdrawal amount has not been reduced to zero due to previous excess withdrawals. The waiting period is defined as the later of: 1) 3 years from the effective date of the rider; or 2) age 65 of the single life or when youngest of the contract owner or spouse is 65.

        If any withdrawal is made during the waiting period, the maximum annual withdrawal amount will not last for the lifetime and, unless certain situations are met, is available only until the guaranteed amount equals zero.


  4LATERSM Advantage

        This optional benefit provides an income base during the deferral phase of a variable annuity which can then be used to establish a minimum payout floor for i4LIFE(R) Advantage regular income payments. The minimum payout floor, called the 4LATERSM Advantage Guaranteed Income Benefit, ensures that the contractowner will receive a payout amount equal to the guaranteed income benefit regardless of market performance.

        The income base is a value established when 4LATERSM Advantage is purchased, and is used to calculate the 4LATERSM Advantage Guaranteed Income Benefit at a later date. The income base is equal to either the purchase payments or the contract value, depending on when the rider is purchased. The income base is automatically increased by the amount of additional purchase payments, and is reduced by withdrawals in the same proportion that the withdrawals reduce the contract value.

        The income base is automatically enhanced by 15% at the end of each 3-year waiting period. In addition, the contract owner may choose to reset the income base to the current contract value if the contract value has grown beyond the 15% enhancement.

        The 4LATERSM Advantage Guaranteed Income Benefit guarantees that the regular income payments under i4LIFE(R) Advantage will never be less than a minimum payout floor, regardless of actual investment performance. This benefit is available for purchase when i4LIFE(R) Advantage is elected. The guaranteed income benefit is established during the deferral phase of the contract, and is based on the greater of the income base or contract value on the periodic income commencement date. The value of the 4LATERSM Advantage Guaranteed Income Benefit will automatically step-up every three years to 75% of the then current regular income payment, if that result is greater than the immediately prior 4LATERSM Advantage Guaranteed Income Benefit. The step-up will occur on every third periodic income commencement date during a 15-year step-up period.

                                   SCHEDULE B

                        CONTRACTS WITH ACCEPTED COVERAGES

Contracts covered by this Agreement include all Contracts issued by the Ceding Company from the following list:


         ChoicePlus Variable Annuity
         ChoicePlus Access Variable Annuity
         ChoicePlus Bonus Variable Annuity
         ChoicePlus II Variable Annuity
         ChoicePlus II Access Variable Annuity
         ChoicePlus II Bonus Variable Annuity
         ChoicePlus II Advance Variable Annuity
         ChoicePlus Assurance (A Share) (includes wrap fee version) ChoicePlus Assurance (B Share)
         ChoicePlus Assurance (C Share)
         ChoicePlus Assurance (Bonus)
         ChoicePlus Assurance (L Share)
         ChoicePlus Momentum Income Option
         ChoicePlus Design (includes all share classes)
         American Legacy I
         American Legacy II
         American Legacy III
         American Legacy III Plus
         American Legacy III View
         American Legacy III C-Share
         Shareholders Advantage (includes wrap fee version)
         American Legacy Design (includes all share classes)
         Multi-Fund 1
         Multi-Fund 2
         Multi-Fund 3
         Multi-Fund 4
         Multi-Fund 5
         Accru Variable
         Annuity Accru ChoicePlus

                                   SCHEDULE C

                              PREMIUM RATE SCHEDULE

Initial Reinsurance Premium:
The Initial Reinsurance Premium shall equal the Treaty Reserve applicable to each Individual Policy on the date it is first covered by this Agreement. For all business issued by the Ceding Company after the Effective Date, the Initial Premium shall be zero.

Ongoing Reinsurance Premium Rates:
Effective from Treaty Effective Date through date of first amendment, if any:

                                        Contracts Issued       Contracts Issued
     Type of Benefit                    Prior to 7/01/03          After 6/30/03     All Contracts
_______________________________________________________________________________________________________________________
          GMDB Type                     Base Reinsurance        Base Reinsurance      Expense, Profit,
                                             Premium                 Premium          and Risk Charge
                                           Annual Rate               Annual Rate           Annual Rate      Applied to:
         ROP - Employer VA                    0.015%                  0.020%                0.050%       Account Value
         ROP - Individual VA                  0.050%                  0.100%                0.050%       Account Value
         EGMDB                                0.320%                  0.200%                0.050%       Account Value
         EGMDB with 5% Rollup                 0.590%                  0.260%                0.050%       Account Value
         CIGNA 5% Rollup                      0.620%                  0.460%                0.050%       Account Value
         Legacy 7 Yr Ratchet                  0.110%                  0.100%                0.050%       Account Value
         EEB                                  0.500%                  0.500%                0.050%       Account Value
         EEB with 5% Rollup                   0.620%                  0.620%                0.050%       Account Value


                         GLB Type   Base Reinsurance        Base Reinsurance      Expense, Profit,
                                             Premium                 Premium       and Risk Charge
                                         Annual Rate             Annual Rate           Annual Rate         Applied to:
       LSSA - 5 Yr Optional Reset             0.400%                0.400%**                0.050%      Guar. Ben. (#)
      LSSA - 1 Yr Automatic Reset             0.550%                0.550%**                0.050%      Guar. Ben. (#)
    LSSA - 1 Yr Automatic Reset -
               Single Life Option
    LSSA - 1 Yr Automatic Reset -
                Joint Life Option
                 4LATER Advantage
                       GIB on I4L             0.400%                 0.400%                 0.050%       Account Value
                   Increasing GIB

Reinsurer's Expense, Profit, and Risk Charge (EPRC):
EPRC shall equal the annual rates shown above, payable quarterly in arrears.

Monthly Payment of Reinsurance Premium:
Both the Base Reinsurance Premium and the EPRC are payable in arrears after the end of each calendar month. The monthly payment for each benefit type shall be computed by adding the appropriate Base Reinsurance Premium annual rate to the EPRC annual rate, then dividing the total by twelve and multiplying the result times the average monthly account value [(#) times average monthly LNAR instead of account value for GMWB] corresponding to the reinsured MNAR or LNAR.

**LSSA Reinsurance Premium:
The Ceding Company's contract charges for both LSSA options are based on the GB, not account value, and are waived under certain conditions. Both the Base Reinsurance Premium and the EPRC for LSSA shall be calculated on the GB base and waived whenever the Ceding Company's contract requires its charge to be waived. For LSSA- 5 Year Optional Reset contracts issued on or after the Amendment Date, the base reinsurance premium annual rate is increased from .400% to .450%. LSSA-1 Year Automatic Reset is added to this Agreement effective as of the Amendment Date.

                                   SCHEDULE D
                                    REPORTS

Within 30 days after the end of each calendar month, the Ceding Company will furnish the Reinsurer with a summary report that includes claims, statutory reserves, tax reserves, Treaty Reserves and calculated reinsurance premium for the business covered by this Agreement.


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                                   SCHEDULE E
                                  ARBITRATION

To initiate arbitration, either the Ceding Company or the Reinsurer shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within ten (10) days of its receipt.

The arbitration hearing shall be before a single arbitrator. In order to be eligible to serve as an arbitrator, an individual must not be a present or former officer, attorney or consultant of the Ceding Company or the Reinsurer or of either of their affiliates. The arbitrator must be neutral, impartial, and disinterested.

The Ceding Company and the Reinsurer shall each name three candidates to serve as an arbitrator. The Ceding Company and the Reinsurer shall take turns striking the name of one of the remaining candidates from the initial six candidates until only one candidate remains. If the candidate so chosen shall decline to serve as the arbitrator, the candidate whose name was stricken last shall be nominated as the arbitrator. This process shall continue until a candidate has been chosen and has accepted. The first turn at striking the name of a candidate shall belong to the party that is responding to the other party's initiation of the arbitration. Once chosen, the arbitrator is empowered to decide all substantive and procedural issues.

It is agreed that the arbitrator shall be neutral, impartial, and disinterested regarding the dispute on the basis described in the "Arbitration" article of the Agreement. Therefore, at no time will either the Ceding Company or the Reinsurer contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the Ceding Company and the Reinsurer to inform the individual actually chosen as arbitrator of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrator concerning the dispute shall be coordinated with the other party and shall be provided simultaneously to the other party or shall take place in the presence of the other party. Further, at no time shall any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

The arbitration hearing shall be held on the date fixed by the arbitrator. In no event shall this date be later than six months after the appointment of the arbitrator. The arbitration hearing shall be held in StateStateFort Wayne, StateIndiana. As soon as possible, the arbitrator shall establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party shall provide the other party and the arbitrator with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrator may consider any relevant evidence; he or she shall give the evidence such weight as he or she deems it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration shall have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) days after the end of the arbitration hearing, the arbitrator shall issue a written decision that sets forth his or her findings and any award to be paid as a result of the arbitration, except that the arbitrator may not award punitive or exemplary damages. In his or her decision, the arbitrator shall also apportion the costs of arbitration, which shall include, but not be limited to, his or her own fees and expenses.